Exhibit 10.1

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT (this “Agreement”) dated as of December 29, 2015 (the “Effective Date”) between SILICON VALLEY BANK, a California corporation (“Bank”), and ARCADIA BIOSCIENCES, INC., a Delaware corporation (“Borrower”), provides the terms on which Bank shall lend to Borrower and Borrower shall repay Bank. The parties agree as follows:

1	ACCOUNTING AND OTHER TERMS

Accounting terms not defined in this Agreement shall be construed following GAAP. Calculations and determinations must be made following GAAP. Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in Section 13. All other terms contained in this Agreement, unless otherwise indicated, shall have the meaning provided by the Code to the extent such terms are defined therein.

2	LOAN AND TERMS OF PAYMENT

2.1 Promise to Pay. Borrower hereby unconditionally promises to pay Bank the outstanding principal amount of all Credit Extensions and accrued and unpaid interest thereon as and when due in accordance with this Agreement.

2.1.1 Term Loan.

(a) Availability. Bank shall make one (1) term loan available to Borrower in an amount up Term Loan Amount on or after thirty (30) days from the Effective Date, subject to the satisfaction of the terms and conditions of this Agreement.

(b) Repayment. Borrower shall make “interest only” payments with respect to the Term Loan during the Interest Only Period. Thereafter, the Term Loan shall be payable in (i) thirty six (36) equal monthly installments of principal, plus (ii) monthly payments of accrued interest (each, a “Term Loan Payment”). Each Term Loan Payment shall be payable on the first day of each month, beginning on January 1, 2018. Borrower’s final Term Loan Payment, due on the Term Loan Maturity Date, shall include all outstanding principal and accrued and unpaid interest under the Term Loan and the Final Payment. Once repaid, the Term Loan may not be reborrowed.

(c) Prepayment.

(i) Voluntary. Borrower shall have the option to prepay all or any portion of the Term Loan, provided Borrower (a) delivers written notice to Bank of its election to prepay the Term Loan at least five (5) days prior to such prepayment, and (b) pays, on the date of such prepayment (i) all outstanding principal with respect to the Term Loan, plus accrued and unpaid interest thereon, (ii) the Term Loan Prepayment Fee, (iii) the Final Payment and (iv) all other sums, including Bank Expenses, if any, that shall have become due and payable hereunder in connection with the Term Loan.

(ii) Involuntary. If the Term Loan has become due and payable according to the terms hereof because of the occurrence and continuance of an Event of Default, Borrower shall pay to Bank on the date that the Term Loan has become due and payable according to the terms hereof, in addition to any other sums owing, (i) all outstanding principal with respect to the Term Loan, plus accrued and unpaid interest thereon, (ii) the Term Loan Prepayment Fee, (iii) the Final Payment and (iv) all other sums, including Bank Expenses, if any, that shall have become due and payable hereunder in connection with the Term Loan.

2.2 Intentionally Omitted.

2.3 Payment of Interest on the Credit Extensions.

(a) Interest Rate. Subject to Section 2.3(b), the principal amount outstanding under the Term Loan shall accrue interest at a floating per annum rate equal to nine tenths of one percentage point (0.90%) above the Prime Rate, which interest shall be payable monthly.

(b) Default Rate. (i) Immediately upon the occurrence and during the continuance of an Event of Default described in Section 8.5 and (ii) upon written notice from Bank that Bank is electing to charge interest at the Default Rate as a result of the occurrence and during the continuance of any other Event of Default, the Obligations shall bear interest at a rate per annum which is five percentage points (5.0%) above the rate that is otherwise applicable thereto (the “Default Rate”). Fees and expenses which are required to be paid by Borrower pursuant to the Loan Documents (including, without limitation, Bank Expenses) but are not paid when due shall bear interest until paid at a rate equal to the highest rate applicable to the Obligations. Payment or acceptance of the increased interest rate provided in this Section 2.3(b) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Bank.

(c) Adjustment to Interest Rate. Changes to the interest rate of any Credit Extension based on changes to the Prime Rate shall be effective on the effective date of any change to the Prime Rate and to the extent of any such change.

(d) Payment; Interest Computation. Interest is payable monthly on the first calendar day of each month and shall be computed on the basis of a 360-day year for the actual number of days elapsed. In computing interest, (i) all payments received after 12:00 p.m. Pacific time on any day shall be deemed received at the opening of business on the next Business Day, and (ii) the date of the making of any Credit Extension shall be included and the date of payment shall be excluded; provided, however, that if any Credit Extension is repaid on the same day on which it is made, such day shall be included in computing interest on such Credit Extension.

2.4 Fees. Borrower shall pay to Bank:

(a) Final Payment. The Final Payment, when due hereunder;

(b) Term Loan Prepayment Fee. The Term Loan Prepayment Fee when due pursuant to the terms of Section 2.1.1(c); and

(c) Bank Expenses. All Bank Expenses (including reasonable attorneys’ fees and expenses for documentation and negotiation of this Agreement) incurred through and after the Effective Date, when due (or, if no stated due date, upon demand by Bank).

(d) Fees Fully Earned. Unless otherwise provided in this Agreement or in a separate writing by Bank, Borrower shall not be entitled to any credit, rebate, or repayment of any fees earned by Bank pursuant to this Agreement notwithstanding any termination of this Agreement or the suspension or termination of Bank’s obligation to make loans and advances hereunder. Bank may deduct amounts owing by Borrower under the clauses of this Section 2.4 pursuant to the terms of Section 2.5(c). Bank shall provide Borrower prior written notice of deductions to be made from the Designated Deposit Account pursuant to the terms of the clauses of this Section 2.4.

2.5 Payments; Application of Payments; Debit of Accounts.

(a) All payments to be made by Borrower under any Loan Document shall be made in immediately available funds in Dollars, without setoff or counterclaim, before 12:00 p.m. Pacific time on the date when due. Payments of principal and/or interest received after 12:00 p.m. Pacific time are considered received at the opening of business on the next Business Day. When a payment is due on a day that is not a Business Day, the payment shall be due the next Business Day, and additional fees or interest, as applicable, shall continue to accrue until paid.

(b) Bank has the exclusive right to determine the order and manner in which all payments with respect to the Obligations may be applied. Borrower shall have no right to specify the order or the accounts to which Bank shall allocate or apply any payments required to be made by Borrower to Bank or otherwise received by Bank under this Agreement when any such allocation or application is not specified elsewhere in this Agreement.

(c) Bank may debit any of Borrower’s deposit accounts, including the Designated Deposit Account, for principal and interest payments or any other amounts Borrower owes Bank when due. These debits shall not constitute a set-off.

2.6 Withholding.

(a) Payments received by Bank from Borrower under this Agreement will be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority (including any interest, additions to tax or penalties applicable thereto). Specifically, however, if at any time any Governmental Authority, applicable law, regulation or international agreement requires Borrower to make any withholding or deduction from any such payment or other sum payable hereunder to Bank, Borrower hereby covenants and agrees that the amount due from Borrower with respect to such payment or other sum payable hereunder will be increased to the extent necessary to ensure that, after the making of such required withholding or deduction, Bank receives a net sum equal to the sum which it would have received had no withholding or deduction been required, and Borrower shall pay the full amount withheld or deducted to the relevant Governmental Authority. Borrower will, upon request, furnish Bank with proof reasonably satisfactory to Bank indicating that Borrower has made such withholding payment; provided, however, that Borrower need not make any withholding payment if the amount or validity of such withholding payment is contested in good faith by appropriate and timely proceedings and as to which payment in full is bonded or reserved against by Borrower. The agreements and obligations of Borrower contained in this Section 2.6 shall survive the termination of this Agreement.

(b) If any assignee of Bank’s rights under Section 12.2 of this Agreement is not a “United States Person” as defined in Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended from time to time (such assignee, a “Non-U.S. Lender”), such Non-U.S. Lender shall, upon becoming party to this Agreement, to the extent that such Non-U.S. Lender is entitled to an exemption from U.S. withholding tax on interest, deliver to Borrower a complete and properly executed IRS Form W-8BEN, W-8ECI or W-8IMY, as appropriate, or any successor form prescribed by the IRS, certifying that such Non-U.S. Lender is entitled to such exemption from U.S. withholding tax on interest. Notwithstanding Section 2.6(a) above, Borrower shall not be required to pay any additional amount to any Non-U.S. Lender under Section 2.6(a) if such Non-U.S. Lender fails or is unable to deliver the forms, certificates or other evidence described in the preceding sentence, unless such non-U.S. Lender’s failure or inability to deliver such forms is the result of any change in any applicable law, treaty or governmental rule, or any change in the interpretation thereof after such Non-U.S. Lender became a party to this Agreement.

3	CONDITIONS OF LOANS

3.1 Conditions Precedent to Initial Credit Extension. Bank’s obligation to make the initial Credit Extension is subject to the condition precedent that Bank shall have received, in form and substance satisfactory to Bank, such documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate, including, without limitation:

(a) duly executed original signatures to the Loan Documents;

(b) the Operating Documents and long-form good standing certificates of Borrower certified by the Secretary of State (or equivalent agency) of Borrower’s jurisdiction of organization or formation and each jurisdiction in which Borrower is qualified to conduct business, each as of a date no earlier than thirty (30) days prior to the Effective Date;

(c) duly executed original signatures to the completed Borrowing Resolutions for Borrower;

(d) evidence that the Loan Agreement dated as of April 28, 2015, as amended by that certain First Amendment to Loan and Security Agreement dated as of July 24, 2015, between Borrower and Special Value Continuation Partners, LP and TCPC SBIC, LP, together with all documents and agreements executed in connection therewith, shall have been, or concurrently with the initial Credit Extension will be, terminated (other than inchoate indemnity obligations which expressly survive termination) and all amounts thereunder shall have been, or concurrently with the initial Credit Extension will be, paid in full (other than inchoate indemnity obligations which expressly survive termination);

(e) a payoff letter providing that (i) the Liens, if any, securing Indebtedness owed by Borrower to Special Value Continuation Partners, LP and TCPC SBIC, LP will be terminated and (ii) the documents and/or filings evidencing the perfection of such Liens, including without limitation any financing statements and/or control agreements, shall have been, or concurrently with the initial Credit Extension will be, terminated;

(f) a payoff letter providing that the Convertible Promissory Note dated as of September 30, 2013, between Borrower and Mahyco International Pte Ltd., a company formed under the laws of Singapore, in the original principal amount of Two Hundred Fifty Thousand Dollars ($250,000), together with all documents and agreements executed in connection therewith (other than any warrants issued by Borrower in connection therewith and any provisions in such documents and agreements to the extent relating to such warrants and the shares of Borrower for which such warrants are exercisable), shall have been, or concurrently with the initial Credit Extension will be, terminated and all amounts thereunder shall have been, or concurrently with the initial Credit Extension will be, paid in full;

(g) a payoff letter providing that the Convertible Promissory Note dated as of December 11, 2013, between Borrower and Mahyco International Pte Ltd., a company formed under the laws of Singapore, in the original principal amount of Four Million Five Hundred Thousand Dollars ($4,500,000), together with all documents and agreements executed in connection therewith (other than any warrants issued by Borrower in connection therewith and any provisions in such documents and agreements to the extent relating to such warrants and the shares of Borrower for which such warrants are exercisable), shall have been or concurrently with the initial Credit Extension will be, terminated and all amounts thereunder shall have been, or concurrently with the initial Credit Extension will be, paid in full;

(h) a payoff letter providing that (i) the Liens securing Indebtedness owed by Borrower to Mahyco International Pte Ltd., a company formed under the laws of Singapore, will be terminated and (ii) the documents and/or filings evidencing the perfection of such Liens, including without limitation any financing statements and/or control agreements, shall have been, or concurrently with the initial Credit Extension will be, terminated;

(i) certified copies, dated as of a recent date, of financing statement searches, as Bank may request, accompanied by written evidence (including any UCC termination statements) that the Liens indicated in any such financing statements either constitute Permitted Liens or have been or, concurrently with the initial Credit Extension, will be, terminated or released;

(j) the Perfection Certificate of Borrower, together with the duly executed original signatures thereto;

(k) evidence satisfactory to Bank that the insurance policies and endorsements required by Section 6.5 hereof are in full force and effect, together with appropriate evidence showing lender loss payable and/or additional insured clauses or endorsements in favor of Bank; and

(l) payment of the fees and Bank Expenses then due as specified in Section 2.5 hereof.

3.2 Conditions Precedent to all Credit Extensions. Bank’s obligations to make each Credit Extension, including the initial Credit Extension, is subject to the following conditions precedent:

(a) timely receipt of an executed Payment/Advance Form;

(b) the representations and warranties in this Agreement shall be true, accurate, and complete in all material respects on the date of the Payment/Advance Form and on the Funding Date of each Credit Extension; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, and no Event of Default shall have occurred and be continuing or result from the Credit Extension. Each Credit Extension is Borrower’s representation and warranty on that date that the representations and warranties in this Agreement remain true, accurate, and complete in all material respects; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date; and

(c) Bank determines to its satisfaction that there has not been a Material Adverse Change.

3.3 Post-Closing Conditions.

(a) As soon as possible but no later than ninety (90) days after the Effective Date, Borrower shall deliver to Bank, a landlord’s consent in favor of Bank for 202 Cousteau Place, Suites 105 and 200, Davis, CA 95618, in form and substance satisfactory to Bank, signed by the landlord thereof, together with the duly executed original signatures thereto.

3.4 Covenant to Deliver. Borrower agrees to deliver to Bank each item required to be delivered to Bank under this Agreement as a condition precedent to any Credit Extension. Borrower expressly agrees that a Credit Extension made prior to the receipt by Bank of any such item shall not constitute a waiver by Bank of Borrower’s obligation to deliver such item, and the making of any Credit Extension in the absence of a required item shall be in Bank’s sole discretion.

4	CREATION OF SECURITY INTEREST

4.1 Grant of Security Interest. Borrower hereby grants Bank, to secure the payment and performance in full of all of the Obligations, a continuing security interest in, and pledges to Bank, the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof.

Borrower acknowledges that it previously has entered, and/or may in the future enter, into Bank Services Agreements with Bank. Regardless of the terms of any Bank Services Agreement, Borrower agrees that any amounts Borrower owes Bank thereunder shall be deemed to be Obligations hereunder and that it is the intent of Borrower and Bank to have all such Obligations secured by the first priority perfected security interest in the Collateral granted herein (subject only to Permitted Liens and statutory liens that are permitted pursuant to the terms of this Agreement to have superior priority to Bank’s Lien in this Agreement).

If this Agreement is terminated, Bank’s Lien in the Collateral shall continue until the Obligations (other than cash secured Bank Services and inchoate indemnity obligations) are repaid in full in cash. Upon payment in full in cash of the Obligations (other than cash secured Bank Services and inchoate indemnity obligations) and at such time as Bank’s obligation to make Credit Extensions has terminated, Bank shall, at the sole cost and expense of Borrower, release its Liens in the Collateral and all rights therein shall revert to Borrower. In the event (x) all Obligations (other than inchoate indemnity obligations), except for Bank Services, are satisfied in full, and (y) this Agreement is terminated, Bank shall terminate the security interest granted herein upon Borrower providing cash collateral acceptable to Bank in its good faith business judgment for Bank Services, if any. In the event such Bank Services consist of outstanding Letters of Credit, Borrower shall provide to Bank cash collateral in an amount equal to (x) if such Letters of Credit are denominated in Dollars, then at least one hundred five percent (105.0%); and (y) if such Letters of Credit are denominated in a Foreign Currency, then at least one hundred ten percent (110.0%), of the Dollar Equivalent of the face amount of all such Letters of Credit plus all interest, fees, and costs due or to become due in connection therewith (as estimated by Bank in its business judgment), to secure all of the Obligations relating to such Letters of Credit.

4.2 Priority of Security Interest. Borrower represents, warrants, and covenants that the security interest granted herein is and shall at all times continue to be a first priority perfected security interest in the Collateral (subject only to Permitted Liens that are permitted pursuant to the terms of this Agreement to have superior priority to Bank’s Lien under this Agreement). Bank agrees that statutory liens which as a matter of law are superior to Bank’s Lien are permitted to be superior to Bank’s Lien under this Agreement. If Borrower shall acquire a commercial tort claim in an amount greater than Fifty Thousand Dollars ($50,000), Borrower shall promptly notify Bank in a writing signed by Borrower of the general details thereof and grant to Bank in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to Bank.

4.3 Authorization to File Financing Statements. Borrower hereby authorizes Bank to file financing statements, without notice to Borrower, with all appropriate jurisdictions to perfect or protect Bank’s interest or rights hereunder, including a notice that any disposition of the Collateral, by either Borrower or any other Person, shall be deemed to violate the rights of Bank under the Code.

4.4 Pledge of Accounts. Borrower hereby assigns, pledges, delivers, and transfers to Bank, and hereby grants to Bank, a continuing first priority security interest in and against all right, title and interest of the following, whether now or hereafter existing or acquired by Borrower:

(a) the Pledged Account and general intangibles arising therefrom or relating thereto; and all documents, instruments and agreements evidencing the same; and all extensions, renewals, modifications and replacements of the foregoing; and any interest or other amounts payable in connection therewith;

(b) all proceeds of the foregoing (including whatever is receivable or received when the Pledged Account or proceeds is invested, sold, collected, exchanged, returned, substituted or otherwise disposed of, whether such disposition is voluntary or involuntary, including rights to payment and return premiums and insurance proceeds under insurance with respect to the Pledged Account, and all rights to payment with respect to any cause of action affecting or relating to the Pledged Account); and

(c) all renewals, replacements and substitutions of items of the Pledged Accounts.

If, at any time, Borrower’s Liquidity Ratio is greater than or equal to 1.40 to 1.00, and so long as no Default or Event of Default has occurred and is continuing, Bank shall, at the written request of Borrower and subject to the requirements of Section 6.6, transfer any available funds in the Pledged Account to another Collateral Account. In addition, if, at any time, Borrower’s Liquidity Ratio is less than 1.40 to 1.00 but the amount of available funds in the Pledged Account exceeds the Minimum Collateral Value, and so long as no Default or Event of Default has occurred and is continuing, Bank shall, at the written request of Borrower and subject to the requirements of Section 6.6, transfer any such excess, within five (5) Business Days of such request, to another Collateral Account identified by Borrower in such written request. The parties to this Agreement do not intend that Borrower’s delivery of the Pledged Account to Bank as herein provided will constitute an advance payment of any Obligations or liquidated damages, nor do the parties intend that the Pledged Account increase the dollar amount of the Obligations. Bank shall have sole control over the Pledged Account.

5	REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants as follows:

5.1 Due Organization, Authorization; Power and Authority. Borrower is duly existing and in good standing as a Registered Organization in its jurisdiction of formation and is qualified and licensed to do business and is in good standing in any jurisdiction in which the conduct of its business or its ownership of property requires that it be qualified except where the failure to do so could not reasonably be expected to have a material adverse effect on Borrower’s business. In connection with this Agreement, Borrower has delivered to Bank a completed certificate signed by Borrower, entitled “Perfection Certificate”. Borrower represents and warrants to Bank that (a) Borrower’s exact legal name is that indicated on the Perfection Certificate and on the signature page hereof; (b) Borrower is an organization of the type and is organized in the jurisdiction set forth in the Perfection

Certificate; (c) the Perfection Certificate accurately sets forth Borrower’s organizational identification number or accurately states that Borrower has none; (d) the Perfection Certificate accurately sets forth Borrower’s place of business, or, if more than one, its chief executive office as well as Borrower’s mailing address (if different than its chief executive office); (e) Borrower (and each of its predecessors) has not, in the past five (5) years, changed its jurisdiction of formation, organizational structure or type, or any organizational number assigned by its jurisdiction; and (f) all other information set forth on the Perfection Certificate pertaining to Borrower and each of its Subsidiaries is accurate and complete (it being understood and agreed that Borrower may from time to time update certain information in the Perfection Certificate after the Effective Date to the extent permitted by one or more specific provisions in this Agreement). If Borrower is not now a Registered Organization but later becomes one, Borrower shall promptly notify Bank of such occurrence and provide Bank with Borrower’s organizational identification number.

The execution, delivery and performance by Borrower of the Loan Documents to which it is a party have been duly authorized, and do not (i) conflict with any of Borrower’s Operating Documents, (ii) contravene, conflict with, constitute a default under or violate any material Requirement of Law, (iii) contravene, conflict or violate any applicable order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which Borrower or any of its Subsidiaries or any of their property or assets may be bound or affected, (iv) require any action by, filing, registration, or qualification with, or Governmental Approval from, any Governmental Authority (except such Governmental Approvals which have already been obtained and are in full force and effect or (v) conflict with, contravene, constitute a default or breach under, or result in or permit the termination or acceleration of, any material agreement by which Borrower is bound. Borrower is not in default under any agreement to which it is a party or by which it is bound in which the default could reasonably be expected to have a material adverse effect on Borrower’s business.

5.2 Collateral; Intellectual Property. (a) Borrower has good title to, rights in, and the power to transfer each item of the Collateral upon which it purports to grant a Lien hereunder, free and clear of any and all Liens except Permitted Liens. Borrower has no Collateral Accounts at or with any bank or financial institution other than Bank or Bank’s Affiliates except for (i) the Collateral Accounts described in the Perfection Certificate delivered to Bank in connection herewith and (ii) other Collateral Accounts for which Borrower is in compliance with Section 6.6.

(b) No Collateral with a value in excess of Five Hundred Thousand Dollars ($500,000) is in the possession of any third party bailee (such as a warehouse) except as otherwise provided in the Perfection Certificate or as disclosed in writing to Bank pursuant to Section 7.2.

(c) Borrower is the sole owner of the Intellectual Property which it owns or purports to own that is material to its business except for (i) Intellectual Property subject to Permitted Licenses, (ii) over-the-counter software and other non-customized mass-market licenses that are commercially available to the public, and (iii) Intellectual Property licensed to Borrower or its Subsidiaries and noted on the Perfection Certificate or as otherwise disclosed to Bank in writing pursuant to Section 6.8. Except as noted on the Perfection Certificate, to the best of Borrower’s knowledge, each Patent which it owns or purports to own and which is material to Borrower’s business is valid and enforceable, and no part of the Intellectual Property which Borrower owns or purports to own and which is material to Borrower’s business has been judged invalid or unenforceable, in whole or in part. To the best of Borrower’s knowledge, no claim has been made that any part of the Intellectual Property violates the rights of any third party except to the extent such claim would not reasonably be expected to have a material adverse effect on Borrower’s business.

5.3 Intentionally Omitted.

5.4 Litigation. There are no actions or proceedings pending or, to the knowledge of any Responsible Officer, threatened in writing by or against Borrower or any of its Subsidiaries that could reasonably be expected to result in Borrower or any of its Subsidiaries being liable for damages that, individually or in the aggregate exceed, Two Hundred Fifty Thousand Dollars ($250,000).

5.5 Financial Statements; Financial Condition. All consolidated financial statements for Borrower and any of its Subsidiaries delivered to Bank fairly present in all material respects Borrower’s consolidated financial condition as of the date of such financial statements and Borrower’s consolidated results of operations for the periods covered by such financial statements (other than, in the case of unaudited financial statements, the absence of footnotes and normal year-end adjustments). There has not been any material deterioration in Borrower’s consolidated financial condition since the date of the most recent financial statements submitted to Bank.

5.6 Solvency. The fair salable value of Borrower’s consolidated assets (including goodwill minus disposition costs) exceeds the fair value of Borrower’s liabilities; Borrower is not left with unreasonably small capital after the transactions in this Agreement; and Borrower is able to pay its debts (including trade debts) as they mature.

5.7 Regulatory Compliance. Borrower is not an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act of 1940, as amended. Borrower is not engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors). Borrower has not violated any Requirements of Law the violation of which could reasonably be expected to have a material adverse effect on its business. None of Borrower’s or any of its Subsidiaries’ properties or assets has been used by Borrower or any Subsidiary or, to the best of Borrower’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than in material compliance with Requirements of Law. Borrower and each of its Subsidiaries have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all Government Authorities that are necessary to continue their respective businesses as currently conducted.

5.8 Subsidiaries; Investments. Borrower does not own any stock, partnership, or other ownership interest or other equity securities except for Permitted Investments.

5.9 Tax Returns and Payments; Pension Contributions. Borrower has timely filed all required tax returns and reports, and Borrower has timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower except (a) to the extent such taxes are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor, or (b) if such taxes, assessments, deposits and contributions do not, individually or in the aggregate, exceed Twenty Five Thousand Dollars ($25,000).

To the extent Borrower defers payment of any contested taxes, that, individually or in the aggregate, exceed Twenty Five Thousand Dollars ($25,000) Borrower shall (i) notify Bank in writing of the commencement of, and any material development in, the proceedings, and (ii) post bonds or take any other steps required to prevent the governmental authority levying such contested taxes from obtaining a Lien upon any of the Collateral that is other than a “Permitted Lien.” Borrower is unaware of any claims or adjustments proposed for any of Borrower’s prior tax years which could result in additional taxes becoming due and payable by Borrower in excess of Twenty Five Thousand Dollars ($25,000). Borrower has paid all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms, and Borrower has not withdrawn from participation in, and has not permitted partial or complete termination of, or permitted the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

5.10 Use of Proceeds. Borrower shall use the proceeds of the Credit Extensions solely to refinance existing Indebtedness, as working capital and to fund its general business requirements and not for personal, family, household or agricultural purposes.

5.11 Full Disclosure. No written representation, warranty or other statement of Borrower in any certificate or written statement given to Bank, as of the date such representation, warranty, or other statement was made, taken together with all such written certificates and written statements given to Bank, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not materially misleading (it being recognized by Bank that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results).

5.12 Anawah. The fair market value of Anawah’s assets is less than Fifty Thousand Dollars ($50,000) and Anawah does not engage in any business activities.

5.13 Definition of “Knowledge.” For purposes of the Loan Documents, whenever a representation or warranty is made to Borrower’s knowledge or awareness, to the “best of” Borrower’s knowledge, or with a similar qualification, knowledge or awareness means the actual knowledge, after reasonable investigation, of any Responsible Officer.

6	AFFIRMATIVE COVENANTS

Borrower shall do all of the following:

6.1 Government Compliance.

(a) Maintain its and, except for mergers and consolidations of Subsidiaries permitted by Section 7.3 and dissolutions of Subsidiaries whose assets are Transferred in accordance with Section 7.1, all its Subsidiaries’ legal existence and good standing in their respective jurisdictions of formation and maintain qualification in each jurisdiction in which the failure to so qualify could reasonably be expected to have a material adverse effect on Borrower’s business or operations. Borrower shall comply, and have each Subsidiary comply with all laws, ordinances and regulations to which it is subject, the non-compliance with which could reasonably be expected to have a material adverse effect on Borrower’s or such Subsidiary’s business or operations.

(b) Obtain all of the Governmental Approvals necessary for the performance by Borrower of its obligations under the Loan Documents to which it is a party and the grant of a security interest to Bank in all of its property. Borrower shall promptly provide copies of any such obtained Governmental Approvals to Bank.

6.2 Financial Statements, Reports, Certificates. Provide Bank with the following:

(a) Monthly Financial Statements. As soon as available, but no later than thirty (30) days after the last day of each month, a company prepared consolidated and consolidating balance sheet and income statement covering Borrower’s and each of its Subsidiary’s operations for such month certified by a Responsible Officer and in a form acceptable to Bank (the “Monthly Financial Statements”);

(b) Monthly Compliance Certificate. Within thirty (30) days after the last day of each month and together with the Monthly Financial Statements, a duly completed Compliance Certificate signed by a Responsible Officer, certifying that, except as otherwise set forth therein, as of the end of such month, Borrower was in full compliance with all of the terms and conditions of this Agreement, and setting forth calculations showing compliance with the financial covenants set forth in this Agreement and such other information as Bank may reasonably request;

(c) Annual Operating Budget and Financial Projections. Within thirty (30) days after the end of each fiscal year of Borrower and within five (5) Business Days of any updates thereto, annual operating budgets for the upcoming fiscal year approved by Borrower’s board of directors and projected income statements and cash flow statements for each month in such fiscal year;

(d) Annual Audited Financial Statements. As soon as available, but no later than one hundred eighty days (180) after the last day of Borrower’s fiscal year, audited consolidated financial statements prepared under GAAP, consistently applied, together with an unqualified opinion on the financial statements from an independent certified public accounting firm reasonably acceptable to Bank;

(e) Other Statements. Within five (5) days of delivery, copies of all statements, reports and notices generally made available to Borrower’s security holders or to any holders of Subordinated Debt;

(f) SEC Filings. Within five (5) days of filing, copies of all periodic and other reports, proxy statements and other materials filed by Borrower with the SEC, any Governmental Authority succeeding to any or all of the functions of the SEC or with any national securities exchange, or generally distributed to its shareholders, as the case may be. Documents required to be delivered pursuant to the terms hereof (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which Borrower posts such documents, or provides a link thereto, on Borrower’s website on the Internet at Borrower’s website address;

(g) Legal Action Notice. A prompt report of any legal actions pending or threatened in writing against Borrower or any of its Subsidiaries that could reasonably be expected to result in damages or costs to Borrower or any of its Subsidiaries of, individually or in the aggregate, Two Hundred Fifty Thousand Dollars ($250,000) or more; and

(h) Other Financial Information. Other financial information reasonably requested by Bank.

In no event shall the requirements set forth in this Section 6.2 require Borrower or any of its Subsidiaries to provide any such information which (i) constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure Bank (or its representatives or contractors) is prohibited by applicable Requirements of Law or (iii) is subject to attorney-client or constitutes attorney work-product.

6.3 Returns. Returns and allowances between Borrower and its Account Debtors shall follow Borrower’s customary practices as they exist at the Effective Date. Borrower must promptly notify Bank of all returns, recoveries, disputes and claims that involve more than Two Hundred Fifty Thousand Dollars ($250,000).

6.4 Taxes; Pensions. Timely file, and require each of its Subsidiaries to timely file, all required tax returns and reports and timely pay, and require each of its Subsidiaries to timely pay, all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower and each of its Subsidiaries, except for (x) deferred payment of any taxes contested pursuant to the terms of Section 5.9 hereof and (y) taxes that do not, individually or in the aggregate, exceed Twenty-Five Thousand Dollars ($25,000), and shall deliver to Bank, on demand, appropriate certificates attesting to such payments, and pay all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms.

6.5 Insurance.

(a) Keep its business and the Collateral insured for risks and in amounts standard for companies in Borrower’s industry and location and as Bank may reasonably request. Insurance policies shall be in a form, with financially sound and reputable insurance companies that are not Affiliates of Borrower, and in amounts that are satisfactory to Bank. All property policies shall have a lender’s loss payable endorsement showing Bank as lender loss payee. All liability policies shall show, or have endorsements showing, Bank as an additional insured. Bank shall be named as lender loss payee and/or additional insured with respect to any such insurance providing coverage in respect of any Collateral.

(b) Ensure that, proceeds payable under any property policy are payable jointly to Borrower and Bank on account of the Obligations. Notwithstanding the foregoing, (a) so long as no Event of Default has occurred and is continuing, Borrower shall have the option of applying the proceeds of any casualty policy up to Five Hundred Thousand Dollars ($500,000) in the aggregate for all losses under all casualty policies in any one year, toward the replacement or repair of destroyed or damaged property; provided that any such replaced or repaired property (i) shall be of equal or like value as the replaced or repaired Collateral and (ii) shall be deemed Collateral in which Bank has been granted a first priority security interest, and (b) after the occurrence and during the continuance of an Event of Default, all proceeds payable under such casualty policy shall, at the option of Bank, be payable to Bank on account of the Obligations.

(c) At Bank’s request, Borrower shall deliver certified copies of insurance policies and evidence of all premium payments. Each provider of any such insurance required under this Section 6.5 shall agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to Bank, that it will give Bank thirty (30) days prior written notice before any such policy or policies shall be canceled. If Borrower fails to obtain insurance as required under this Section 6.5 or to pay any amount or furnish any required proof of payment to third persons and Bank, Bank may make all or part of such payment or obtain such insurance policies required in this Section 6.5, and take any action under the policies Bank deems prudent.

6.6 Operating Accounts.

(a) Within forty-five (45) days of the Effective Date and at all times thereafter, Borrower shall maintain its primary and its Subsidiaries’ primary operating and other deposit accounts and securities accounts with Bank and Bank’s Affiliates, which accounts shall represent at least eighty-five percent (85%) of the dollar value of Borrower’s and such Subsidiaries accounts at all financial institutions; provided that (i) prior to the Effective Date Borrower shall initiate the transfer of its accounts to Bank and (ii) Borrower shall maintain cash and Cash Equivalents at Bank or at Bank’s Affiliates subject to a Control Agreement from the date that is two (2) days after the Effective Date through the date that is forty-five (45) days after the Effective Date, in an amount not less than Fifteen Million Dollars ($15,000,000). In addition, Borrower shall, subject to reasonable fee arrangements, use Bank for its letters of credit and foreign exchange needs.

(b) Provide Bank five (5) days prior written notice before establishing any Collateral Account (other than Collateral Accounts described in clause (i) or (ii) below) at or with any bank or financial institution other than Bank or Bank’s Affiliates. For each Collateral Account that Borrower at any time maintains, Borrower shall cause the applicable bank or financial institution (other than Bank) at or with which any Collateral Account is maintained to execute and deliver a Control Agreement or other appropriate instrument with respect to such Collateral Account to perfect Bank’s Lien in such Collateral Account in accordance with the terms hereunder which Control Agreement may not be terminated without the prior written consent of Bank. The provisions of the previous sentence shall not apply to (i) Collateral Accounts maintained outside of Bank and Bank’s Affiliates containing cash and Cash Equivalents in an aggregate amount not to exceed Five Hundred Thousand Dollars ($500,000) at any time or (ii) deposit accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of Borrower’s employees and identified to Bank by Borrower as such.

6.7 Financial Covenants. Borrower shall maintain at all times, subject to periodic reporting as of the last day of each month, either (a) a Liquidity Ratio of at least 1.40 to 1.00 or (b) a minimum aggregate balance in the Pledged Account equal to or greater than the applicable Minimum Collateral Value.

6.8 Protection of Intellectual Property Rights; Notice of Changes to Intellectual Property.

(a) (i) Protect, defend and maintain the validity and enforceability of its Intellectual Property that is material to Borrower’s business; (ii) promptly advise Bank in writing of Borrower becoming aware of material infringements of Borrower’s Intellectual Property that is material to Borrower’s business or any other event that could reasonably be expected to materially and adversely affect the value of such Intellectual Property; and (iii) not allow any Intellectual Property material to Borrower’s business to be abandoned, forfeited or dedicated to the public without Bank’s written consent.

(b) Provide written notice to Bank within thirty (30) days of the last day of each calendar quarter if Borrower entered into or became bound by any Restricted License (other than over-the-counter software that is commercially available to the public) during such quarter.

6.9 Litigation Cooperation. From the date hereof and continuing through the termination of this Agreement, make available to Bank, without expense to Bank, Borrower and its officers, employees and agents and Borrower’s books and records, to the extent that Bank may deem them reasonably necessary to prosecute or defend any third-party suit or proceeding instituted by or against Bank with respect to any Collateral or relating to Borrower.

6.10 Access to Collateral; Books and Records. Allow Bank or its agents to inspect the Collateral and audit and copy Borrower’s Books. Such inspections or audits shall be conducted no more often than once every twelve (12) months unless an Event of Default has occurred and is continuing in which case such inspections and audits shall occur as often as Bank shall determine is necessary. The foregoing inspections and audits shall be at Borrower’s expense, and the charge therefor shall be Eight Hundred Fifty Dollars ($850) per person per day (or such higher amount as shall represent Bank’s then-current standard charge for the same), plus reasonable out-of-pocket expenses. In the event Borrower and Bank schedule an audit more than ten (10) days in advance, and Borrower cancels or seeks to reschedule the audit with less than ten (10) days written notice to Bank, then (without limiting any of Bank’s rights or remedies), Borrower shall pay Bank a fee of One Thousand Dollars ($1,000) plus any out-of-pocket expenses incurred by Bank to compensate Bank for the anticipated costs and expenses of the cancellation or rescheduling.

6.11 Formation or Acquisition of Subsidiaries. Notwithstanding and without limiting the negative covenants contained in Sections 7.3 and 7.7 hereof, at the time that Borrower or any Guarantor forms any direct or indirect Wholly-Owned Domestic Subsidiary or acquires any direct or indirect Wholly-Owned Domestic Subsidiary after the Effective Date, Borrower and such Guarantor shall (a) cause such new Wholly-Owned Domestic Subsidiary to provide to Bank a joinder to the Loan Agreement to cause such Wholly-Owned Domestic Subsidiary to become a co-borrower or Guarantor hereunder, together with such appropriate financing statements and/or Control Agreements, all in form and substance satisfactory to Bank (including being sufficient to grant Bank a first priority Lien (subject to Permitted Liens) in and to the assets of such newly formed or acquired Wholly-Owned Domestic Subsidiary), (b) provide to Bank appropriate certificates and powers and financing statements, pledging all of the direct or beneficial ownership interest in such new Wholly-Owned Domestic Subsidiary, in form and substance satisfactory to Bank, and (c) provide to Bank all other documentation in form and substance satisfactory to Bank, including one or more opinions of counsel satisfactory to Bank, which in its opinion is appropriate with respect to the execution and delivery of the applicable documentation referred to above. Any document, agreement, or instrument executed or issued pursuant to this Section 6.11 shall be a Loan Document.

6.12 Further Assurances. Execute any further instruments and take further action as Bank reasonably requests to perfect or continue Bank’s Lien in the Collateral or to effect the purposes of this Agreement.

7	NEGATIVE COVENANTS

Borrower shall not do any of the following without Bank’s prior written consent:

7.1 Dispositions. Convey, sell, lease, transfer, assign, or otherwise dispose of (collectively, “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, except for Transfers (a) of Inventory in the ordinary course of business; (b) of worn-out, surplus or obsolete Equipment that is, in the reasonable judgment of Borrower, no longer economically practicable to maintain or useful in the ordinary course of business of Borrower; (c) consisting of Permitted Liens, Permitted Investments and dividends, distributions and payments in respect of, and redemptions or repurchases of, capital stock permitted under Section 7.7; (d) consisting of Borrower’s use or transfer of money or Cash Equivalents in a manner that is not prohibited by the terms of this Agreement or the other Loan Documents; (e) of Permitted Licenses; (f) of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such disposition are promptly applied to the purchase price of such replacement property; (g) consisting of the lapse or abandonment in the ordinary course of business of any registrations or applications for registration of any immaterial Intellectual Property; (h) by Subsidiaries to Borrower or to Subsidiaries (if any) that have become co-borrowers or Guarantors in accordance with the terms of Section 6.11 hereof, (i) among Borrower and Subsidiaries (if any) that have become co-borrowers or Guarantors in accordance with the terms of Section 6.11 hereof; and (j) of other property in an aggregate amount not to exceed One Hundred Fifty Thousand Dollars ($150,000) in any fiscal year of Borrower.

7.2 Changes in Business, Management, Control, or Business Locations. (a) Engage in or permit any of its Subsidiaries to engage in any business other than the businesses currently engaged in by Borrower and such Subsidiary, as applicable, or reasonably related thereto; (b) liquidate or dissolve; (c) fail to provide notice to Bank of any Key Person departing from or ceasing to be employed by Borrower within five (5) days after his or her departure from Borrower; or (d) permit or suffer any Change in Control.

Borrower shall not, without at least ten (10) Business Days prior written notice to Bank: (1) change its jurisdiction of organization, (2) change its organizational structure or type, (3) change its legal name, (4) change any organizational number (if any) assigned by its jurisdiction of organization or (5) add any new offices or business locations, including warehouses (other than any new office or business location that contains less than Five Hundred

Thousand Dollars ($500,000) in Borrower’s assets or property) or deliver any portion of the Collateral valued in excess of Five Hundred Thousand Dollars ($500,000) to a bailee at a location other than to locations already disclosed on the Perfection Certificate.

7.3 Mergers or Acquisitions. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person (including, without limitation, by the formation of any Subsidiary), other than Permitted Investments. A Subsidiary may merge or consolidate into another Subsidiary or into Borrower.

7.4 Indebtedness. Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness.

7.5 Encumbrance. (a) Create, incur, allow, or suffer any Lien on any of its property, or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens (subject to Permitted Liens that are permitted by this Agreement to be superior to the security interest in favor of Bank on such Collateral), (b) permit any Collateral not to be subject to the first priority security interest granted herein, or enter into any agreement, document, instrument or other arrangement (except with or in favor of Bank) with any Person which directly or indirectly prohibits or has the effect of prohibiting Borrower or any Subsidiary from assigning, mortgaging, pledging, granting a security interest in or upon, or encumbering any of Borrower’s or any Subsidiary’s Intellectual Property, except as is otherwise permitted in Section 7.1 hereof and the definition of “Permitted Liens” herein.

7.6 Maintenance of Collateral Accounts. Maintain any Collateral Account except pursuant to the terms of Section 6.6 hereof.

7.7 Distributions; Investments. (a) Pay any dividends or make any distribution or payment on or in respect of, or redeem, retire or repurchase any shares of, Borrower’s capital stock, provided that (i) Borrower may convert any of its convertible securities into other securities pursuant to the terms of such convertible securities or otherwise in exchange thereof and may pay cash in lieu of issuing fractional shares in connection with such conversion, (ii) Borrower may pay dividends solely in common stock; (iii) Borrower may issue shares of its capital stock to option holders and warrant holders in connection with the exercise of options warrants pursuant to the terms thereof and may pay cash in lieu of issuing fractional shares in connection with such exercise, and (iv) Borrower may repurchase the stock of former employees, directors or consultants pursuant to stock repurchase agreements so long as an Event of Default does not exist at the time of such repurchase and would not exist after giving effect to such repurchase, provided that the aggregate amount of all such repurchases does not exceed Two Hundred Fifty Thousand Dollars ($250,000) per fiscal year; or (b) directly or indirectly make any Investment (including, without limitation, by the formation of any Subsidiary) other than Permitted Investments, or permit any of its Subsidiaries to do so. Notwithstanding the foregoing, Borrower shall not allow Anawah to own assets with a fair market value in excess of Fifty Thousand Dollars ($50,000) or conduct any business activities unless and until Anawah becomes a Guarantor.

7.8 Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower, except for (a) transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person, (b) transactions permitted pursuant to the terms of Section 7.3 hereof, (c) transactions among Borrower and any Subsidiary of Borrower that is or becomes a Guarantor or co-borrower hereunder in accordance with Section 6.11 hereof, (d) transactions with Verdeca LLC pursuant to which Borrower will enter into certain Investments with Verdeca LLC as disclosed to Bank prior to the Effective Date, and (e) other individual transactions that do not involve amounts in excess of Two Hundred Fifty Thousand Dollars ($250,000) per transaction or series of related transactions; provided that the aggregate amount of all such transactions permitted in accordance with this clause (e) shall not exceed Five Hundred Thousand Dollars ($500,000) in any fiscal year.

7.9 Subordinated Debt. (a) Make or permit any payment on any Subordinated Debt, except under the terms of the subordination, intercreditor, or other similar agreement to which such Subordinated Debt is subject, or (b) amend any provision in any document relating to the Subordinated Debt which would increase the amount thereof, provide for earlier or greater principal, interest, or other payments thereon, or adversely affect the subordination thereof to Obligations owed to Bank.

7.10 Compliance. Become an “investment company” or a company controlled by an “investment company”, under the Investment Company Act of 1940, as amended, or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of any Credit Extension for that purpose; fail to (a) meet the minimum funding requirements of ERISA, (b) prevent a Reportable Event or Prohibited Transaction as defined in ERISA, or (c) comply with the Federal Labor Standards Act, the failure of any of the conditions in clauses (a) through (c) which could reasonably be expected to have a material adverse effect on Borrower’s business, or violate any other law or regulation, if the violation could reasonably be expected to have a materials adverse effect on Borrower’s business or permit any Subsidiaries to do so; withdraw or permit any Subsidiary to withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension, profit sharing and deferred compensation plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

8	EVENTS OF DEFAULT

Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement:

8.1 Payment Default. Borrower fails to (a) make any payment of principal or interest on any Credit Extension when due, or (b) pay any other Obligations within three (3) Business Days after such Obligations are due and payable (which three (3) Business Day cure period shall not apply to payments due on the Term Loan Maturity Date). During the cure period, the failure to make or pay any payment specified under clause (b) hereunder is not an Event of Default (but no Credit Extension will be made during the cure period);

8.2 Covenant Default.

(a) Borrower fails or neglects to perform any obligation in Sections 6.2, 6.4, 6.5, 6.6, 6.7, or 6.10 or violates any covenant in Section 7; or

(b) Borrower fails or neglects to perform, keep, or observe any other term, provision, condition, covenant or agreement contained in this Agreement or any Loan Documents, and as to any default (other than those specified in this Section 8) under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure the default within ten (10) days after the occurrence thereof; provided, however, that if the default cannot by its nature be cured within the ten (10) day period or cannot after diligent attempts by Borrower be cured within such ten (10) day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to cure the default shall not be deemed an Event of Default (but no Credit Extensions shall be made during such cure period). Cure periods provided under this section shall not apply, among other things, to financial covenants or any other covenants set forth in clause (a) above;

8.3 Material Adverse Change. A Material Adverse Change occurs;

8.4 Attachment; Levy; Restraint on Business.

(a) (i) The service of process seeking to attach, by trustee or similar process, any material funds of Borrower or of any entity under the control of Borrower (including a Subsidiary), or (ii) a notice of lien or levy is filed against any material portion of Borrower’s assets by any Governmental Authority, and the same under subclauses (i) and (ii) hereof are not, within ten (10) days after the occurrence thereof, discharged or stayed (whether through the posting of a bond or otherwise); provided, however, no Credit Extensions shall be made during any ten (10) day cure period; or

(b) (i) any material portion of Borrower’s assets is attached, seized, levied on, or comes into possession of a trustee or receiver, or (ii) any court order enjoins, restrains, or prevents Borrower from conducting all or any material part of its business;

8.5 Insolvency. (a) Borrower or any of its Subsidiaries is unable to pay its debts (including trade debts) as they become due or otherwise becomes insolvent; (b) Borrower or any of its Subsidiaries begins an Insolvency Proceeding; or (c) an Insolvency Proceeding is begun against Borrower or any of its Subsidiaries and is not dismissed or stayed within forty-five (45) days (but no Credit Extensions shall be made while any of the conditions described in clause (a) exist and/or until any Insolvency Proceeding is dismissed);

8.6 Other Agreements. There is, under any agreement to which Borrower or any Guarantor is a party with a third party or parties, (a) any default resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount individually or in the aggregate in excess of Five Hundred Thousand Dollars ($500,000); or (b) any breach or default by Borrower or Guarantor, the result of which could have a material adverse effect on Borrower’s or any Guarantor’s business;

8.7 Judgments; Penalties. One or more fines, penalties or final judgments, orders or decrees for the payment of money in an amount, individually or in the aggregate, of more than One Million Dollars ($1,000,000) (not covered by independent third-party insurance as to which liability has not been disputed in writing by such insurance carrier) shall be rendered against Borrower by any Governmental Authority, and the same are not, within fifteen (15) Business Days after the entry, assessment or issuance thereof, discharged, satisfied, or paid, or after execution thereof, stayed or bonded pending appeal, or such judgments are not discharged prior to the expiration of any such stay (provided that no Credit Extensions will be made prior to the satisfaction, payment, discharge, stay, or bonding of such fine, penalty, judgment, order or decree);

8.8 Misrepresentations. Borrower or any Person acting for Borrower makes any representation, warranty, or other statement now or later in this Agreement, any Loan Document or in any writing delivered to Bank or to induce Bank to enter this Agreement or any Loan Document, and such representation, warranty, or other statement is incorrect in any material respect when made;

8.9 Subordinated Debt. Any document, instrument, or agreement evidencing any Subordinated Debt shall for any reason be revoked or invalidated or otherwise cease to be in full force and effect, any Person shall be in breach thereof or contest in any manner the validity or enforceability thereof or deny that it has any further liability or obligation thereunder, or the Obligations shall for any reason be subordinated or shall not have the priority contemplated by this Agreement;

8.10 Guaranty. (a) Any guaranty of any Obligations terminates or ceases for any reason to be in full force and effect; (b) any Guarantor does not perform any obligation or covenant under any guaranty of the Obligations; (c) any circumstance described in Sections 8.4, 8.5, 8.7, or 8.8 occurs with respect to any Guarantor, or (d) the death, liquidation, winding up, or termination of existence of any Guarantor (except for mergers and consolidations of Subsidiaries permitted by Section 7.3 and dissolutions of Subsidiaries whose assets are Transferred in accordance with Section 7.1); or (e) a material impairment in the perfection or priority of Bank’s Lien in the collateral provided by Guarantor or in the value of such collateral; or

8.11 Governmental Approvals. Any Governmental Approval shall have been (a) revoked, rescinded, suspended, modified in an adverse manner or not renewed in the ordinary course for a full term or (b) subject to any decision by a Governmental Authority that designates a hearing with respect to any applications for renewal of any of such Governmental Approval or that could result in the Governmental Authority taking any of the actions described in clause (a) above, and such decision or such revocation, rescission, suspension, modification or non-renewal causes, or could reasonably be expected to cause, a Material Adverse Change.

9	BANK’S RIGHTS AND REMEDIES

9.1 Rights and Remedies. Upon the occurrence and during the continuance of an Event of Default, Bank may, without notice or demand, do any or all of the following:

(a) declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 occurs all Obligations are immediately due and payable without any action by Bank);

(b) stop advancing money or extending credit for Borrower’s benefit under this Agreement or under any other agreement between Borrower and Bank;

(c) terminate any FX Contracts;

(d) verify the amount of, demand payment of and performance under, and collect any Accounts and General Intangibles, settle or adjust disputes and claims directly with Account Debtors for amounts on terms and in any order that Bank considers advisable, and notify any Person owing Borrower money of Bank’s security interest in such funds;

(e) make any payments and do any acts it considers necessary or reasonable to protect the Collateral and/or its security interest in the Collateral;

(f) apply to the Obligations any (i) balances and deposits of Borrower it holds, or (ii) any amount held by Bank owing to or for the credit or the account of Borrower;

(g) ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral. Bank is hereby granted a non-exclusive, royalty-free license or other right to use, without charge, Borrower’s labels, Patents, Copyrights, mask works, rights of use of any name, trade secrets, trade names, Trademarks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank’s exercise of its rights under this Section, Borrower’s rights under all licenses and all franchise agreements inure to Bank’s benefit;

(h) place a “hold” on any account maintained with Bank and/or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Control Agreement or similar agreements providing control of any Collateral;

(i) demand and receive possession of Borrower’s Books; and

(j) exercise all rights and remedies available to Bank under the Loan Documents or at law or equity, including all remedies provided under the Code (including disposal of the Collateral pursuant to the terms thereof).

9.2 Power of Attorney. Borrower hereby irrevocably appoints Bank as its lawful attorney-in-fact, exercisable upon the occurrence and during the continuance of an Event of Default, to: (a) endorse Borrower’s name on any checks or other forms of payment or security; (b) sign Borrower’s name on any invoice or bill of lading for any Account or drafts against Account Debtors; (c) settle and adjust disputes and claims about the Accounts directly with Account Debtors, for amounts and on terms Bank determines reasonable; (d) make, settle, and adjust all claims under Borrower’s insurance policies; (e) pay, contest or settle any Lien, charge, encumbrance, security interest, and adverse claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; and (f) transfer the Collateral into the name of Bank or a third party as the Code permits. Borrower hereby appoints Bank as its lawful attorney-in-fact to sign Borrower’s name on any documents necessary to perfect or continue the perfection of Bank’s security interest in the Collateral regardless of whether an Event of Default has occurred until all Obligations (other than inchoate indemnity obligations) have been satisfied in full and Bank is under no further obligation to make Credit Extensions hereunder. Bank’s foregoing appointment as Borrower’s attorney in fact, and all of Bank’s rights and powers, coupled with an interest, are irrevocable until all Obligations (other than inchoate indemnity obligations) have been fully repaid and performed and Bank’s obligation to provide Credit Extensions terminates.

9.3 Protective Payments. If Borrower fails to obtain the insurance called for by Section 6.5 or fails to pay any premium thereon or fails to pay any other amount which Borrower is obligated to pay under this Agreement or any other Loan Document or which may be required to preserve the Collateral, Bank may obtain such insurance or make such payment, and all amounts so paid by Bank are Bank Expenses and immediately due and payable, bearing interest at the then highest rate applicable to the Obligations, and secured by the Collateral. Bank will make reasonable efforts to provide Borrower with notice of Bank obtaining such insurance at the time it is obtained or within a reasonable time thereafter. No payments by Bank are deemed an agreement to make similar payments in the future or Bank’s waiver of any Event of Default.

9.4 Application of Payments and Proceeds Upon Default. If an Event of Default has occurred and is continuing, Bank shall have the right to apply in any order any funds in its possession, whether from Borrower account balances, payments, proceeds realized as the result of any collection of Accounts or other disposition of the Collateral, or otherwise, to the Obligations. Bank shall pay any surplus to Borrower by credit to the Designated Deposit Account or to other Persons legally entitled thereto; Borrower shall remain liable to Bank for any deficiency. If Bank, directly or indirectly, enters into a deferred payment or other credit transaction with any purchaser at any sale of Collateral, Bank shall have the option, exercisable at any time, of either reducing the Obligations by the principal amount of the purchase price or deferring the reduction of the Obligations until the actual receipt by Bank of cash therefor.

9.5 Bank’s Liability for Collateral. So long as Bank complies with reasonable banking practices regarding the safekeeping of the Collateral in the possession or under the control of Bank, Bank shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person. Borrower bears all risk of loss, damage or destruction of the Collateral.

9.6 No Waiver; Remedies Cumulative. Bank’s failure, at any time or times, to require strict performance by Borrower of any provision of this Agreement or any other Loan Document shall not waive, affect, or diminish any right of Bank thereafter to demand strict performance and compliance herewith or therewith. No waiver hereunder shall be effective unless signed by the party granting the waiver and then is only effective for the specific instance and purpose for which it is given. Bank’s rights and remedies under this Agreement and the other Loan Documents are cumulative. Bank has all rights and remedies provided under the Code, by law, or in equity. Bank’s exercise of one right or remedy is not an election and shall not preclude Bank from exercising any other remedy under this Agreement or other remedy available at law or in equity, and Bank’s waiver of any Event of Default is not a continuing waiver. Bank’s delay in exercising any remedy is not a waiver, election, or acquiescence.

9.7 Demand Waiver. Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Bank on which Borrower is liable.

10	NOTICES

All notices, consents, requests, approvals, demands, or other communication by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by electronic mail or facsimile transmission; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, facsimile number, or email address indicated below. Bank or Borrower may change its mailing or electronic mail address or facsimile number by giving the other party written notice thereof in accordance with the terms of this Section 10.

If to Borrower:	ARCADIA BIOSCIENCES, INC.
202 Cousteau Place, Suite 200
Davis, CA 95618
Attn: Eric Rey, CEO
Fax: (530) 756-7027
Email: eric.rey@arcadiabio.com

With a copy to:	ARCADIA BIOSCIENCES, INC.
4222 E. Thomas Rd., Suite 320
Phoenix, AZ 85018
Attn: Wendy Neal
Fax: (602) 429-0481
Email: wendy.neal@arcadiabio.com

If to Bank:	SILICON VALLEY BANK
555 Mission Street, Suite 900
San Francisco, CA 94105
Attn: Jennifer Friel Goldstein, Managing Director, Life Sciences
Fax: (415) 615-0076
Email: jgoldstein@svb.com

11	CHOICE OF LAW, VENUE, JURY TRIAL WAIVER, AND JUDICIAL REFERENCE

Except as otherwise expressly provided in any of the Loan Documents, California law governs the Loan Documents without regard to principles of conflicts of law. Borrower and Bank each submit to the exclusive jurisdiction of the State and Federal courts in Santa Clara County, California; provided, however, that nothing in this Agreement shall be deemed to operate to preclude Bank from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of Bank. Borrower expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and Borrower hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court. Borrower hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to Borrower at the address set forth in, or subsequently provided by Borrower in accordance with, Section 10 of this Agreement and that service so made shall be deemed completed upon the earlier to occur of Borrower’s actual receipt thereof or three (3) days after deposit in the U.S. mails, proper postage prepaid.

TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, BORROWER AND BANK EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

WITHOUT INTENDING IN ANY WAY TO LIMIT THE PARTIES’ AGREEMENT TO WAIVE THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY, if the above waiver of the right to a trial by jury is not enforceable, the parties hereto agree that any and all disputes or controversies of any nature between them arising at any time shall be decided by a reference to a private judge, mutually selected by the parties (or, if they cannot agree, by the Presiding Judge of the Santa Clara County, California Superior Court) appointed in accordance with California Code of Civil Procedure Section 638 (or pursuant to comparable provisions of federal law if the dispute falls within the exclusive jurisdiction of the federal courts), sitting without a jury, in Santa Clara County, California; and the parties hereby submit to the jurisdiction of such court. The reference proceedings shall be conducted pursuant to and in accordance with the provisions of California Code of Civil Procedure §§ 638 through 645.1, inclusive. The private judge shall have the power, among others, to grant provisional relief, including without limitation, entering temporary restraining orders, issuing preliminary and permanent injunctions and appointing receivers. All such proceedings shall be closed to the public and confidential and all records relating thereto shall be permanently sealed. If during the course of any dispute, a party desires to seek provisional relief, but a judge has not been appointed at that point pursuant to the judicial reference procedures, then such party may apply to the Santa Clara County, California Superior Court for such relief. The proceeding before the private judge shall be conducted in the same manner as it would be before a court under the rules of evidence applicable to judicial proceedings. The parties shall be entitled to discovery which shall be conducted in the same manner as it would be before a court under the rules of discovery applicable to judicial proceedings. The private judge shall oversee discovery and may enforce all discovery rules and orders applicable to judicial proceedings in the same manner as a trial court judge. The parties agree that the selected or appointed private judge shall have the power to decide all issues in the action or proceeding, whether of fact or of law, and shall report a statement of decision thereon pursuant to California Code of Civil Procedure § 644(a). Nothing in this paragraph shall limit the right of any party at any time to exercise self-help remedies, foreclose against collateral, or obtain provisional remedies. The private judge shall also determine all issues relating to the applicability, interpretation, and enforceability of this paragraph.

This Section 11 shall survive the termination of this Agreement.

12	GENERAL PROVISIONS

12.1 Termination; Survival. All covenants, representations and warranties made in this Agreement continue in full force until this Agreement has terminated pursuant to its terms and all Obligations (other than inchoate indemnity obligations, any other obligations which, by their terms, are to survive the termination of this Agreement, and any Obligations under Bank Services Agreements that are cash collateralized in accordance with Section 4.1 of this Agreement) have been satisfied. So long as Borrower has satisfied the Obligations (other than inchoate indemnity obligations, any other obligations which, by their terms, are to survive the termination of this Agreement, and any Obligations under Bank Services Agreements that are cash collateralized in accordance with Section 4.1 of this Agreement), this Agreement may be terminated, effective three (3) Business Days after written notice of termination is given to Bank. Those obligations that are expressly specified in this Agreement as surviving this Agreement’s termination shall continue to survive notwithstanding this Agreement’s termination.

12.2 Successors and Assigns. This Agreement binds and is for the benefit of the successors and permitted assigns of each party. Borrower may not assign this Agreement or any rights or obligations under it without Bank’s prior written consent (which may be granted or withheld in Bank’s discretion). Bank has the right, without the consent of or notice to Borrower, to sell, transfer, assign, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights, and benefits under this Agreement and the other Loan Documents.

12.3 Indemnification. Borrower agrees to indemnify, defend and hold Bank and its directors, officers, employees, agents, attorneys, or any other Person affiliated with or representing Bank (each, an “Indemnified Person”) harmless against: (i) all obligations, demands, claims, and liabilities (collectively, “Claims”) claimed or asserted by any other party in connection with the transactions contemplated by the Loan Documents; and (ii) all losses or expenses (including Bank Expenses) in any way suffered, incurred, or paid by such Indemnified Person as a result of, following from, consequential to, or arising from transactions between Bank and Borrower (including reasonable attorneys’ fees and expenses), except for Claims and/or losses directly caused by such Indemnified Person’s gross negligence or willful misconduct.

This Section 12.3 shall survive until all statutes of limitation with respect to the Claims, losses, and expenses for which indemnity is given shall have run.

12.4 Time of Essence. Time is of the essence for the performance of all Obligations in this Agreement.

12.5 Severability of Provisions. Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

12.6 Correction of Loan Documents. Bank may correct patent errors and fill in any blanks in the Loan Documents consistent with the agreement of the parties.

12.7 Amendments in Writing; Waiver; Integration. No purported amendment or modification of any Loan Document, or waiver, discharge or termination of any obligation under any Loan Document, shall be enforceable or admissible unless, and only to the extent, expressly set forth in a writing signed by the party against which enforcement or admission is sought. Without limiting the generality of the foregoing, no oral promise or statement, nor any action, inaction, delay, failure to require performance or course of conduct shall operate as, or evidence, an amendment, supplement or waiver or have any other effect on any Loan Document. Any waiver granted shall be limited to the specific circumstance expressly described in it, and shall not apply to any subsequent or other circumstance, whether similar or dissimilar, or give rise to, or evidence, any obligation or commitment to grant any further waiver. The Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of the Loan Documents merge into the Loan Documents.

12.8 Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, is an original, and all taken together, constitute one Agreement.

12.9 Confidentiality. In handling any confidential information, Bank shall exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made: (a) to Bank’s Subsidiaries or Affiliates (such Subsidiaries and Affiliates, together with Bank, collectively, “Bank Entities”); (b) to prospective transferees or purchasers of any interest in the Credit Extensions (provided, however, Bank shall obtain any prospective transferee’s or purchaser’s agreement to the terms of this provision); (c) as required by law, regulation, subpoena, or other order; (d) to Bank’s regulators or as otherwise required in connection with Bank’s examination or audit; (e) as Bank considers appropriate in exercising remedies under the Loan Documents; and (f) to third-party service providers of Bank so long as such service providers have executed a confidentiality agreement with Bank with terms no less restrictive than those contained herein. Confidential information does not include information that is either: (i) in the public domain or in Bank’s possession when disclosed to Bank, or becomes part of the public domain (other than as a result of its disclosure by Bank in violation of this Agreement) after disclosure to Bank; or (ii) disclosed to Bank by a third party, if Bank does not know that the third party is prohibited from disclosing the information.

Bank Entities may use anonymous forms of confidential information for aggregate datasets, for analyses or reporting, and for any other uses not expressly prohibited in writing by Borrower. The provisions of the immediately preceding sentence shall survive termination of this Agreement.

12.10 Attorneys’ Fees, Costs and Expenses. In any action or proceeding between Borrower and Bank arising out of or relating to the Loan Documents, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and other costs and expenses incurred, in addition to any other relief to which it may be entitled.

12.11 Electronic Execution of Documents. The words “execution,” “signed,” “signature” and words of like import in any Loan Document shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity and enforceability as a manually executed signature or the use of a paper-based recordkeeping systems, as the case may be, to the extent and as provided for in any applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act.

12.12 Captions. The headings used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

12.13 Construction of Agreement. The parties mutually acknowledge that they and their attorneys have participated in the preparation and negotiation of this Agreement. In cases of uncertainty this Agreement shall be construed without regard to which of the parties caused the uncertainty to exist.

12.14 Relationship. The relationship of the parties to this Agreement is determined solely by the provisions of this Agreement. The parties do not intend to create any agency, partnership, joint venture, trust, fiduciary or other relationship with duties or incidents different from those of parties to an arm’s-length contract.

12.15 Third Parties. Nothing in this Agreement, whether express or implied, is intended to: (a) confer any benefits, rights or remedies under or by reason of this Agreement on any persons other than the express parties to it and their respective permitted successors and assigns; (b) relieve or discharge the obligation or liability of any person not an express party to this Agreement; or (c) give any person not an express party to this Agreement any right of subrogation or action against any party to this Agreement.

13	DEFINITIONS

13.1 Definitions. As used in the Loan Documents, the word “shall” is mandatory, the word “may” is permissive, the word “or” is not exclusive, the words “includes” and “including” are not limiting, the singular includes the plural, and numbers denoting amounts that are set off in brackets are negative. As used in this Agreement, the following capitalized terms have the following meanings:

“Account” is any “account” as defined in the Code with such additions to such term as may hereafter be made, and includes, without limitation, all accounts receivable and other sums owing to Borrower.

“Account Debtor” is any “account debtor” as defined in the Code with such additions to such term as may hereafter be made.

“Affiliate” is, with respect to any Person, each other Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members.

“Agreement” is defined in the preamble hereof.

“Anawah” means Anawah, Inc., a Washington corporation.

“Authorized Signer” is any individual listed in Borrower’s Borrowing Resolution who is authorized to execute the Loan Documents, including any Payment/Advance Form, on behalf of Borrower.

“Bank” is defined in the preamble hereof.

“Bank Entities” is defined in Section 12.9.

“Bank Expenses” are all audit fees and expenses, costs, and expenses (including reasonable attorneys’ fees and expenses) for preparing, amending, negotiating, administering, defending and enforcing the Loan Documents (including, without limitation, those incurred in connection with appeals or Insolvency Proceedings) or otherwise incurred with respect to Borrower or any Guarantor.

“Bank Services” are any products, credit services, and/or financial accommodations previously, now, or hereafter provided to Borrower or any of its Subsidiaries by Bank or any Bank Affiliate, including, without limitation, any letters of credit, cash management services (including, without limitation, merchant services, direct deposit of payroll, business credit cards, and check cashing services), interest rate swap arrangements, and foreign exchange services as any such products or services may be identified in Bank’s various agreements related thereto (each, a “Bank Services Agreement”).

“Borrower” is defined in the preamble hereof.

“Borrower’s Books” are all Borrower’s books and records including ledgers, federal and state tax returns, records regarding Borrower’s assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.

“Borrowing Resolutions” are, with respect to any Person, those resolutions substantially in the form attached hereto as Exhibit D.

“Business Day” is any day that is not a Saturday, Sunday or a day on which Bank is closed.

“Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof having maturities of not more than one (1) year from the date of acquisition; (b) commercial paper maturing no more than one (1) year after its creation and having the highest rating from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc.; (c) time deposits with or insured certificates of deposit of Bank or any other commercial bank that (i) is organized under the Laws of the United States, any state thereof or the District of Columbia or is the principal banking Subsidiary of a bank holding company organized under the laws of the United States, any state thereof, the District of Columbia and is a member of the Federal Reserve System, and (ii) has combined capital and surplus of at least One Billion Dollars ($1,000,000,000), in each case with maturities not exceeding 24 months from the date of acquisition thereof, (d) money market funds at least ninety-five percent (95%) of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (c) of this definition. and (e) other types of liquid investments that are made in compliance with Borrower’s investment policy approved by the Board but only to the extent that such investments would not otherwise be prohibited under any provision of this Agreement.

“Change in Control” means (a) at any time, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), shall become, or obtain rights (whether by means or warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of thirty five percent (35%) or more of the ordinary voting power for the election of directors of Borrower (determined on a fully diluted basis) other than by the sale of Borrower’s equity securities in a public offering or to venture capital or private equity investors so long as Borrower identifies to Bank the venture capital or private equity investors at least seven (7) Business Days prior to the closing of the transaction and provides to Bank a description of the material terms of the transaction; (b) during any period of 12 consecutive months, a majority of the members of the board of directors of Borrower cease to be composed of individuals (i) who were members of that board on the first day of such period, (ii) whose election or nomination to that board was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body; or (c) at any time, Borrower shall cease to own and control, of record and beneficially, directly or indirectly, one hundred percent (100%) of each class of outstanding capital stock of each Subsidiary of Borrower free and clear of all Liens (except Liens created by this Agreement), other than in connection with a transaction that is otherwise permitted in accordance with the terms of this Agreement.

“Claims” is defined in Section 12.3.

“Code” is the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of California; provided, that, to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, Bank’s Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of California, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.

“Collateral” is any and all properties, rights and assets of Borrower described on Exhibit A.

“Collateral Account” is any Deposit Account, Securities Account, or Commodity Account.

“Commodity Account” is any “commodity account” as defined in the Code with such additions to such term as may hereafter be made.

“Compliance Certificate” is that certain certificate in the form attached hereto as Exhibit B.

“Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (a) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation, in each case, directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (b) any obligations for undrawn letters of credit for the account of that Person; and (c) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.

“Control Agreement” is any control agreement entered into among the depository institution at which Borrower maintains a Deposit Account or the securities intermediary or commodity intermediary at which Borrower maintains a Securities Account or a Commodity Account, Borrower, and Bank pursuant to which Bank obtains control (within the meaning of the Code) over such Deposit Account, Securities Account, or Commodity Account.

“Copyrights” are any and all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret.

“Credit Extension” is the Term Loan or any other extension of credit by Bank for Borrower’s benefit.

“Default Rate” is defined in Section 2.3(b).

“Deposit Account” is any “deposit account” as defined in the Code with such additions to such term as may hereafter be made.

“Designated Deposit Account” is the multicurrency account denominated in Dollars, account number XXX-XXX-XXXX, maintained by Borrower with Bank.

“Dollars,” “dollars” or use of the sign “$” means only lawful money of the United States and not any other currency, regardless of whether that currency uses the “$” sign to denote its currency or may be readily converted into lawful money of the United States.

“Dollar Equivalent” is, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in a Foreign Currency, the equivalent amount therefor in Dollars as determined by Bank at such time on the basis of the then-prevailing rate of exchange in San Francisco, California, for sales of the Foreign Currency for transfer to the country issuing such Foreign Currency.

“Domestic Subsidiary” means a Subsidiary formed under the laws of the United States, any state thereof or the District of Columbia.

“Effective Date” is defined in the preamble hereof.

“Equipment” is all “equipment” as defined in the Code with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.

“ERISA” is the Employee Retirement Income Security Act of 1974, and its regulations.

“Event of Default” is defined in Section 8.

“Exchange Act” is the Securities Exchange Act of 1934, as amended.

“Final Payment” is a payment (in addition to and not a substitution for the regular monthly payments of principal and accrued interest) due upon payment or prepayment of the Term Loan equal to Six Hundred Twenty Five Thousand Dollars ($625,000).

“Foreign Currency” means lawful money of a country other than the United States.

“Foreign Subsidiary” means any Subsidiary that is organized under the laws of a jurisdiction other than the United States, a State thereof or the District of Columbia.

“Foreign Subsidiary Holdco” means any Domestic Subsidiary substantially all of whose assets consist (or any Domestic Subsidiary that is formed for the purpose of holding assets that substantially consist) of equity interests or Indebtedness of (a) one or more Foreign Subsidiaries or (b) other Foreign Subsidiary Holdcos described in clause (a).

“Funding Date” is any date on which a Credit Extension is made to or for the account of Borrower which shall be a Business Day.

“FX Contract” is any foreign exchange contract by and between Borrower and Bank under which Borrower commits to purchase from or sell to Bank a specific amount of Foreign Currency on a specified date.

“GAAP” is generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

“General Intangibles” is all “general intangibles” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation, all Intellectual Property, claims, income and other tax refunds, security and other deposits, payment intangibles, contract rights, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.

“Governmental Approval” is any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

“Governmental Authority” is any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.

“Guarantor” is any Person providing a Guaranty in favor of Bank.

“Guaranty” is any guarantee of all or any part of the Obligations, as the same may from time to time be amended, restated, modified or otherwise supplemented.

“Indebtedness” is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations, and (d) Contingent Obligations.

“Indemnified Person” is defined in Section 12.3.

“Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Intellectual Property” means, with respect to any Person, means all of such Person’s right, title, and interest in and to the following:

(a) its Copyrights, Trademarks and Patents;

(b) any and all trade secrets and trade secret rights, including, without limitation, any rights to unpatented inventions, know-how, operating manuals;

(c) any and all source code;

(d) any and all design rights which may be available to such Person;

(e) any and all claims for damages by way of past, present and future infringement of any of the foregoing, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the Intellectual Property rights identified above; and

(f) all amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents.

“Interest Only Period” means the period of time beginning on the Effective Date and continuing through December 29, 2017.

“Inventory” is all “inventory” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of Borrower’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.

“Investment” is any beneficial ownership interest in any Person (including stock, partnership interest or other securities), and any loan, advance or capital contribution to any Person.

“Key Person” is Borrower’s Chief Executive Officer, who is Eric Rey as of the Effective Date.

“Lien” is a claim, mortgage, deed of trust, levy, charge, pledge, security interest or other encumbrance of any kind, whether voluntarily incurred or arising by operation of law or otherwise against any property.

“Liquidity Ratio” means, as of any date of determination, a ratio of (i) unrestricted cash and Cash Equivalents at Bank or subject to a Control Agreement plus the aggregate balance of the Pledged Account plus net billed accounts receivable as of such date to (ii) the aggregate outstanding amount of the Obligations as of such date.

“Loan Documents” are, collectively, this Agreement and any schedules, exhibits, certificates, notices, and any other documents related to this Agreement, any Bank Services Agreement, any subordination agreement, any note, or notes or guaranties executed by Borrower or any Guarantor, and any other present or future agreement by Borrower and/or any Guarantor with or for the benefit of Bank in connection with this Agreement or Bank Services, all as amended, restated, or otherwise modified.

“Material Adverse Change” is (a) a material impairment in the perfection or priority of Bank’s Lien in the Collateral or in the value of such Collateral; (b) a material adverse change in the business, operations, or condition (financial or otherwise) of Borrower or (c) a material impairment of the prospect of repayment of any portion of the Obligations.

“Minimum Collateral Value” is, as of any date of determination, an amount equal to the aggregate outstanding amount of the Obligations as of such date.

“Monthly Financial Statements” is defined in Section 6.2(a).

“Obligations” are Borrower’s obligations to pay when due any debts, principal, interest, fees, Bank Expenses, and other amounts Borrower owes Bank now or later, under this Agreement or any of the other Loan Documents, or otherwise, including, without limitation, all obligations relating to letters of credit (including reimbursement obligations for drawn and undrawn letters of credit), cash management services, and foreign exchange contracts, if any, and including interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of Borrower assigned to Bank, and to perform Borrower’s duties under the Loan Documents.

“Operating Documents” are, for any Person, such Person’s formation documents, as certified by the Secretary of State (or equivalent agency) of such Person’s jurisdiction of organization on a date that is no earlier than thirty (30) days prior to the Effective Date, and, (a) if such Person is a corporation, its bylaws in current form, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and (c) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto.

“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

“Payment/Advance Form” is that certain form attached hereto as Exhibit C.

“Perfection Certificate” is defined in Section 5.1.

“Permitted Indebtedness” is:

(a) Borrower’s Indebtedness to Bank under this Agreement and the other Loan Documents;

(b) Indebtedness existing on the Effective Date and shown on the Perfection Certificate;

(c) Subordinated Debt;

(d) unsecured Indebtedness to trade creditors incurred in the ordinary course of business;

(e) unsecured Indebtedness arising under credit cards issued by financial institutions other than Bank in an amount not to exceed Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate at any time;

(f) Indebtedness (a) owing from Borrower to any Subsidiary that is a co-borrower or Guarantor hereunder and (b) owing from any Subsidiary that is a co-borrower or Guarantor hereunder to Borrower or any other Subsidiary that is a co-borrower or Guarantor hereunder;

(g) Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business;

(h) Indebtedness secured by Liens permitted under clauses (a) and (c) of the definition of “Permitted Liens” hereunder;

(i) Indebtedness that also constitutes a Permitted Investment;

(j) other unsecured Indebtedness not to exceed Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate; and

(k) extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (a) through (f) above, provided that the principal amount thereof is not increased (except by an amount equal to any accrued interest, premiums, fees and expenses on the Indebtedness being refinancing plus the reasonable fees and expenses incurred by Borrower in connection with such refinancing) or the terms thereof are not modified to impose more burdensome terms upon Borrower or its Subsidiary, as the case may be.

“Permitted Investments” are:

(a) Investments (including, without limitation, Subsidiaries) existing on the Effective Date and shown on the Perfection Certificate;

(b) Investments after the Effective Date in any Guarantor;

(c) Investments consisting of Cash Equivalents;

(d) Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of Borrower;

(e) Investments consisting of deposit accounts (provided that Borrower has complied with its obligations under Section 6.6 with respect to such deposit accounts);

(f) Investments accepted in connection with Transfers permitted by Section 7.1;

(g) Investments consisting of the creation of a Subsidiary for the purpose of consummating a merger transaction permitted by Section 7.3 of this Agreement, which is otherwise a Permitted Investment;

(h) Investments consisting of travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, not to exceed Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate at any one time outstanding;

(i) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;

(j) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business; provided that this paragraph (i) shall not apply to Investments of Borrower in any Subsidiary;

(k) Investments consisting of loans not involving the net transfer on a substantially contemporaneous basis of cash proceeds to employees, officers or directors relating to the purchase of capital stock of Borrower pursuant to employee stock purchase plans or other similar agreements approved by Borrower’s Board of Directors in an aggregate amount not to exceed Five Hundred Thousand Dollars ($500,000) in any fiscal year;

(l) Investments in Verdeca LLC in an aggregate amount not to exceed Two Million Dollars ($2,000,000) at any time, net of any payments made to Borrower by Verdeca for services rendered to Verdeca by Borrower (i.e. to the extent Verdeca makes such payments to Borrower it will reduce the amount of the Investment deemed made in Verdeca under this clause (l) prior to such date and Borrower may make additional investments in Verdeca under this clause (l) up to the Two Million Dollars ($2,000,000) cap);

(m) other Investments that do not exceed an aggregate of Five Hundred Thousand Dollars ($500,000) at any time outstanding (it being understand that Investments consisting of loans to, equity investments in or capital contributions to another Person shall no longer be deemed outstanding to the extent the principal amount of such loans are repaid in cash or such Person makes a cash dividend or distribution on account of such equity investments or capital contributions).

“Permitted Licenses” are (A) licenses of over-the-counter software that is commercially available to the public, and (B) non-exclusive and exclusive licenses for the use of the Intellectual Property of Borrower or any of its Subsidiaries entered into in the ordinary course of business, provided, that, with respect to each such license described in clause (B), (i) no Event of Default has occurred or is continuing at the time of such license; and (ii) all upfront payments, royalties, milestone payments or other proceeds arising from the licensing agreement that are payable to Borrower or any of its Subsidiaries are paid to a Deposit Account at Bank or that is governed by a Control Agreement. For the avoidance of doubt, so long as any license granted by Borrower is permitted in accordance with the above, to the extent Borrower has any of the following rights with respect to its Intellectual Property, Borrower may include in any license thereof, a transfer of such rights: (i) the right to use, copy, edit, format, modify, translate and create derivative works based on Intellectual Property; (ii) the right to reproduce, license, rent, lease or otherwise distribute, and have reproduced, licensed, rented, leased or otherwise distributed, to and by third parties, Intellectual Property and derivative works thereof; and (iii) the right to grant the rights set forth herein to third parties, including the right of such third parties to license such rights to further third parties.

“Permitted Liens” are:

(a) Liens existing on the Effective Date and shown on the Perfection Certificate or arising under this Agreement and the other Loan Documents;

(b) Liens for taxes, fees, assessments or other government charges or levies, either (i) not due and payable or (ii) being contested in good faith and for which Borrower maintains adequate reserves on its Books, provided that no notice of any such Lien has been filed or recorded under the Internal Revenue Code of 1986, as amended, and the Treasury Regulations adopted thereunder;

(c) purchase money Liens and Liens arising under capital leases (i) on Equipment acquired or held by Borrower incurred for financing the acquisition, construction or expansion of Equipment and related software securing no more than Five Hundred Thousand Dollars ($500,000) in the aggregate amount outstanding, or (ii) existing on Equipment when acquired, if the Lien is confined to the property and improvements and related software and the proceeds of the Equipment;

(d) Liens of carriers, warehousemen, suppliers, or other Persons that are possessory in nature arising in the ordinary course of business so long as such Liens attach only to Inventory, securing liabilities in the aggregate amount not to exceed Two Hundred Fifty Thousand Dollars ($250,000) and which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;

(e) Liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business (other than Liens imposed by ERISA);

(f) Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (a) through (c), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase (except by an amount equal to any accrued interest, premiums, fees and expenses on the Indebtedness being refinancing plus the reasonable fees and expenses incurred by Borrower in connection with such refinancing);

(g) leases or subleases of real property granted in the ordinary course of Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business), and leases, subleases, non-exclusive licenses or sublicenses of personal property (other than Intellectual Property) granted in the ordinary course of Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business), if the leases, subleases, licenses and sublicenses do not prohibit granting Bank a security interest therein;

(h) Permitted Licenses;

(i) Liens arising from attachments or judgments, orders, or decrees in circumstances not constituting an Event of Default under Sections 8.4 and 8.7;

(j) Liens in favor of other financial institutions arising in connection with Borrower’s deposit and/or securities accounts held at such institutions, provided that Borrower has complied with its obligations under Section 6.6 with respect to such deposit and/or securities accounts;

(k) the following deposits, to the extent made in the ordinary course of business: deposits under worker’s compensation, unemployment insurance, social security and other similar laws;

(l) good faith deposits made in connection with Investments permitted by this Agreement; and

(m) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business so long as they do not materially impair the value or marketability of the related property;

(n) statutory Liens securing claims or demands of materialmen, artisans, mechanics, landlords and other like Persons arising in the ordinary course of Borrower’s business; provided, that (i) the payment thereof is not yet required or such claims or (ii) such claims or demands are being contested in good faith and by appropriate proceedings which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto; and

(o) other Liens securing obligations in an aggregate amount not exceeding One Hundred Thousand Dollars ($100,000) at any one time outstanding.

“Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“Pledged Account” means Borrower’s restricted account number XXX-XXX-XXXX held at Bank.

“Prime Rate” is the rate of interest per annum from time to time published in the money rates section of The Wall Street Journal or any successor publication thereto as the “prime rate” then in effect; provided that if such rate of interest, as set forth from time to time in the money rates section of The Wall Street Journal, becomes unavailable for any reason as determined by Bank, the “Prime Rate” shall mean the rate of interest per annum announced by Bank as its prime rate in effect at its principal office in the State of California (such Bank announced Prime Rate not being intended to be the lowest rate of interest charged by Bank in connection with extensions of credit to debtors).

“Registered Organization” is any “registered organization” as defined in the Code with such additions to such term as may hereafter be made.

“Requirement of Law” is as to any Person, the organizational or governing documents of such Person, and any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” is any of the Chief Executive Officer, President, Chief Financial Officer and Controller of Borrower.

“Restricted License” is any material license or other agreement with respect to which Borrower is the licensee that is material to Borrower’s business (a) that prohibits or otherwise restricts Borrower from granting a security interest in Borrower’s interest in such license or agreement or any other property, or (b) for which a default under or termination of could interfere with the Bank’s right to sell any Collateral.

“SEC” shall mean the Securities and Exchange Commission, any successor thereto, and any analogous Governmental Authority.

“Securities Account” is any “securities account” as defined in the Code with such additions to such term as may hereafter be made.

“Subordinated Debt” is indebtedness incurred by Borrower subordinated to all of Borrower’s now or hereafter indebtedness to Bank (pursuant to a subordination, intercreditor, or other similar agreement in form and substance satisfactory to Bank entered into between Bank and the other creditor), on terms acceptable to Bank.

“Subsidiary” is, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless the context otherwise requires, each reference to a Subsidiary herein shall be a reference to a Subsidiary of Borrower or Guarantor. Joint ventures entered into by Borrower with Persons that are not Affiliates of Borrower (including Verdeca LLC and Limagrain Cereal Seeds LLC) shall not be considered Subsidiaries of Borrower for purposes of this Agreement or any other Loan Document.

“Term Loan” is a loan made by Bank pursuant to the terms of Section 2.1.1 hereof.

“Term Loan Amount” is an amount equal to Twenty Five Million Dollars ($25,000,000).

“Term Loan Maturity Date” is December 1, 2020.

“Term Loan Prepayment Fee” means a fee due upon prepayment (whether voluntary or otherwise) of the Term Loan equal to (i) three percent (3.00%) of the outstanding principal balance of the Term Loan if such prepayment occurs on or prior to the first anniversary of the Effective Date, (ii) two percent (2.00%) of the outstanding principal balance of the Term Loan if such prepayment occurs after the first anniversary of the Effective Date, but on or prior to the second anniversary of the Effective Date or (iii) one percent (1.00%) of the outstanding principal balance of the Term Loan if such prepayment occurs on or at any time after the second anniversary of the Effective Date.

“Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by such trademarks.

“Transfer” is defined in Section 7.1.

“Wholly-Owned Domestic Subsidiary” is a Domestic Subsidiary, all of the equity interests of which are directly or indirectly owned by Borrower.

[Balance of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date.

BORROWER:

ARCADIA BIOSCIENCES, INC.

By	/s/ Eric J. Rey
Name:	Eric J. Rey
Title:	President and CEO

BANK:

SILICON VALLEY BANK

By	/s/ Dennis He
Name:	Dennis He
Title:	V.P.

[Signature Page to Loan and Security Agreement]

EXHIBIT A

COLLATERAL DESCRIPTION

The Collateral consists of all of Borrower’s right, title and interest in and to the following personal property:

All goods, Accounts (including health-care receivables), Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles (except as provided below), commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts (including but not limited to the Pledged Account), fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and

All Borrower’s Books relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.

Notwithstanding the foregoing, the Collateral does not include (a) any Intellectual Property; provided, however, the Collateral shall include all Accounts and all proceeds of Intellectual Property. If a judicial authority (including a U.S. Bankruptcy Court) would hold that a security interest in the underlying Intellectual Property is necessary to have a security interest in such Accounts and such property that are proceeds of Intellectual Property, then the Collateral shall automatically, and effective as of the Effective Date, include the Intellectual Property to the extent necessary to permit perfection of Bank’s security interest in such Accounts and such other property of Borrower that are proceeds of the Intellectual Property; (b) more than sixty-five percent (65%) of the presently existing and hereafter arising issued and outstanding shares of capital stock owned by Borrower of any Foreign Subsidiary or Foreign Subsidiary HoldCo which shares entitle the holder thereof to vote for directors or any other matter; (c) any interest of Borrower as a lessee or sublessee under a real property lease; (d) rights held under a license that are not assignable by their terms without the consent of the counterparty thereto (but only to the extent such restriction on assignment is enforceable under applicable law); (e) any interest of Borrower as a lessee under an Equipment lease or with respect to Equipment subject to a purchase money security interest if Borrower is prohibited by the terms of such lease or related financing documents from granting a security interest in such lease or Equipment or under which such an assignment or Lien would cause a default to occur under such lease or financing documents; provided, however, that upon termination of such prohibition, such interest or Equipment shall immediately become Collateral without any action by Borrower or Bank or (f) equity interests in joint ventures and non-wholly owned Subsidiaries that, if pledged, would breach or require the consent of a third party under the applicable joint venture or organizational documents.

Pursuant to the terms of a certain negative pledge arrangement with Bank, Borrower has agreed not to encumber any of its Intellectual Property without Bank’s prior written consent.

Capitalized terms used and not otherwise defined herein have the meanings set forth in the Loan and Security Agreement, dated as of December 29, 2015, between Borrower and Bank.

EXHIBIT B

COMPLIANCE CERTIFICATE

TO:	SILICON VALLEY BANK	Date:
FROM:	ARCADIA BIOSCIENCES, INC.

The undersigned authorized officer of ARCADIA BIOSCIENCES, INC. (“Borrower”) certifies that under the terms and conditions of the Loan and Security Agreement between Borrower and Bank (the “Agreement”):

Except as noted below:

(1) Borrower is in complete compliance for the period ending                      with all required covenants;

(2) there are no Events of Default;

(3) all representations and warranties in the Agreement are true and correct in all material respects on this date; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date;

(4) Borrower, and each of its Subsidiaries, has timely filed all required tax returns and reports, and Borrower has timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower except (a) to the extent such taxes are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor, or (b) if such taxes, assessments, deposits and contributions do not, individually or in the aggregate, exceed Twenty Five Thousand Dollars ($25,000); and

(5) no Liens have been levied or claims made against Borrower or any of its Subsidiaries relating to unpaid employee payroll or benefits of which Borrower has not previously provided written notification to Bank.

Attached are the required documents supporting the certification. The undersigned certifies that the financial statements delivered herewith have been prepared in accordance with GAAP consistently applied from one period to the next except as explained in an accompanying letter and, in the case of unaudited financial statements, the absence of footnotes and normal year-end adjustments. The undersigned acknowledges that no borrowings may be requested at any time or date of determination that Borrower is not in compliance with any of the terms of the Agreement, and that compliance is determined not just at the date this certificate is delivered. Capitalized terms used but not otherwise defined herein shall have the meanings given them in the Agreement.

Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenants	Required	Complies

Monthly financial statements with Compliance Certificate	Monthly within 30 days	Yes No
Annual financial statement (CPA Audited) + CC	FYE within 180 days	Yes No
10-Q, 10-K and 8-K	Within 5 days after filing with SEC	Yes No
Annual operating budget (monthly) and financial projections (quarterly) for the upcoming fiscal year	FYE within 30 days	Yes No

The following Intellectual Property was registered (or a registration application submitted) after the Effective Date (if no registrations, state “None”) (NOTE THE FOREGOING ONLY NEEDS TO BE COMPLETED WITH EACH QUARTER END COMPLIANCE CERTIFICATE)

Financial Covenants	Required		Actual		Complies

Minimum Liquidity Ratio		1.4:1.0		:1.0	Yes No
OR
Minimum Collateral Value	$		$		Yes No

The following financial covenant analysis and information set forth in Schedule 1 attached hereto are true and accurate as of the date of this Certificate.

The following are the exceptions with respect to the certification above: (If no exceptions exist, state “No exceptions to note.”)

ARCADIA BIOSCIENCES, INC.	BANK USE ONLY

Received by:
By:	AUTHORIZED SIGNER
Name:	Date:
Title:
Verified:
AUTHORIZED SIGNER
Date:

Compliance Status: Yes No

Schedule 1 to Compliance Certificate

Financial Covenant of Borrower

In the event of a conflict between this Schedule and the Loan Agreement, the terms of the Loan Agreement shall govern.

Dated:

Minimum Liquidity Ratio (Section 6.7)

Required: 1.40:1.00

Actual:

A.	Aggregate value of the unrestricted cash and Cash Equivalents of Borrower at Bank or subject to a Control Agreement	$

B.	Balance of Pledged Account	$

C.	Aggregate value of the net billed accounts receivable of Borrower	$

D.	The sum of lines A, B and C	$

E.	Aggregate outstanding amount of the Obligations	$

F.	Liquidity Ratio (line D divided by line E)	$

Is line F equal to or greater than 1.40:1:00?

☐ No	☐ Yes

If Liquidity Ratio is not equal to or greater than 1.40:1.00, then complete the following:

Minimum Collateral Value (Section 6.7):

A.	Required:	$ (aggregate outstanding amount of the Obligations – Line E above)

B.	Actual:	$ (balance of the Pledged Account – Line B above)

Is line B equal to or greater than line A?

☐ No, not in compliance	☐ Yes, in compliance

EXHIBIT C – LOAN PAYMENT/ADVANCE REQUEST FORM

DEADLINE FOR SAME DAY PROCESSING IS NOON PACIFIC TIME*

Fax To:	Date:

LOAN PAYMENT:
ARCADIA BIOSCIENCES, INC.

From Account #	To Account #
(Deposit Account #)	(Loan Account #)
Principal $	and/or Interest $

Authorized Signature:	Phone Number:
Print Name/Title:

LOAN ADVANCE: Complete Outgoing Wire Request section below if all or a portion of the funds from this loan advance are for an outgoing wire.
From Account #	To Account #
(Loan Account #)	(Deposit Account #)

Amount of Advance $

All Borrower’s representations and warranties in the Loan and Security Agreement are true, correct and complete in all material respects on the date of the request for an advance; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date:

Authorized Signature:	Phone Number:

Print Name/Title:

OUTGOING WIRE REQUEST: Complete only if all or a portion of funds from the loan advance above is to be wired. Deadline for same day processing is noon, Pacific Time
Beneficiary Name:	Amount of Wire: $
Beneficiary Bank:	Account Number:
City and State:

Beneficiary Bank Transit (ABA) #:	Beneficiary Bank Code (Swift, Sort, Chip, etc.):
(For International Wire Only)

Intermediary Bank:	Transit (ABA) #:

For Further Credit to:

Special Instruction:

By signing below, I (we) acknowledge and agree that my (our) funds transfer request shall be processed in accordance with and subject to the terms and conditions set forth in the agreements(s) covering funds transfer service(s), which agreements(s) were previously received and executed by me (us).

Authorized Signature:	2nd Signature (if required):

Print Name/Title:	Print Name/Title:

Telephone #:	Telephone #:

*	Unless otherwise provided for an Advance bearing interest at LIBOR.

EXHIBIT D

BORROWING RESOLUTIONS

CORPORATE BORROWING CERTIFICATE

BORROWER:	ARCADIA BIOSCIENCES, INC.	DATE:	December 29, 2015
BANK:	SILICON VALLEY BANK

I hereby certify as follows, as of the date set forth above:

1.	I am the Secretary, Assistant Secretary or other officer of Borrower. My title is as set forth below.

2.	Borrower’s exact legal name is set forth above. Borrower is a corporation existing under the laws of the State of Delaware.

3.	Attached hereto are true, correct and complete copies of Borrower’s Articles/Certificate of Incorporation (including amendments), as filed with the Secretary of State of the state in which Borrower is incorporated as set forth above. Such Articles/Certificate of Incorporation have not been amended, annulled, rescinded, revoked or supplemented, and remain in full force and effect as of the date hereof.

4.	The resolutions attached hereto were duly and validly adopted by Borrower’s Board of Directors at a duly held meeting of such directors (or pursuant to a unanimous written consent or other authorized corporate action). Such resolutions are in full force and effect as of the date hereof and have not been in any way modified, repealed, rescinded, amended or revoked, and Silicon Valley Bank (“Bank”) may rely on them until Bank receives written notice of revocation from Borrower.

5.	The persons listed below are Borrower’s officers or employees with their titles and signatures shown next to their names.

Name	Title	Signature	Authorized to Add or Remove Signatories

Eric Rey	Chief Executive Officer		☐

Steve Brandwein	Chief Financial Officer		☐

By:
Name:	Wendy Neal
Title:	Secretary

Resolutions of the Board passed on October 29, 2015

Silicon Valley Bank Financing

WHEREAS, the Board has been presented with a proposal for the Company to enter into a secured loan transaction (the “Loan Transaction”) with Silicon Valley Bank (the “Lender”), pursuant to which the Company would (a) borrow from the Lender up to $25,000,000 in the aggregate pursuant to a term loan facility and use the proceeds thereof to refinance the Company’s existing indebtedness to Tennenbaum Capital and Mahyco International Pte. Ltd., to pay related prepayment premiums, fees and expenses, and for general corporate purposes and (b) grant to the Lender a security interest in substantially all of the Company’s assets, excluding intellectual property, to secure the Company’s indebtedness to the Lender.

WHEREAS, the Board has determined that it is desirable and in the best interests of the Company and its stockholders for the Company to enter into the Loan Transaction.

NOW, THEREFORE, BE IT RESOLVED, that the Loan Transaction, substantially in accordance with the terms presented to the Board, together with such changes as the officers of the Company (or any of them), including without limitation the Chief Executive Officer and Chief Financial Officer of the Company (each, an “Authorized Officer”), may determine to be necessary or desirable, is hereby approved and authorized for all purposes.

RESOLVED FURTHER, that the Authorized Officers (acting singly or jointly) are hereby authorized and directed to execute and deliver on behalf of the Company such definitive loan agreements, promissory notes, pledge agreements, security agreements and all other documents necessary to effectuate the Loan Transaction and to grant to the Lender a lien on and security interest in substantially all of the Company’s assets (excluding intellectual property) (collectively, the “Loan Documents”), together with all amendments or other modifications to any of the foregoing, as the Authorized Officers (or any of them) may determine to be necessary or desirable, such determination to be conclusively evidenced by the execution and delivery of the Loan Documents.

RESOLVED FURTHER, that the Authorized Officers (acting singly or jointly) are hereby authorized on behalf of the Company to request borrowings and other extensions of credit under the Loan Documents, at such times and in such amounts as the Authorized Officers may deem appropriate for the conduct of the Company’s business.

General Resolutions

RESOLVED, that the Authorized Officers of the Company are hereby authorized and directed, jointly and severally, in the name and on behalf of this Company, to do and perform, or cause to be done or performed, all such acts and things, and to prepare, execute and deliver, or cause to be prepared, executed and delivered, all such agreements, undertakings, instruments, certificates or other documents they deem necessary or advisable to carry out the purpose and intent of the foregoing resolutions, including but not limited to obtaining all necessary permits and qualifications under all applicable laws and regulations.

RESOLVED FURTHER, that any and all actions heretofore or hereafter taken by the officers or directors of the Company within the terms of any of the foregoing resolutions are hereby ratified and confirmed in all respects.

Marketing Consent Form

SVB Financial Group is proud of our business relationships and occasionally like to promote these relationships. We would like to use your company’s information and logo for promotional and marketing purposes in SVB Financial Group member businesses (collectively “SVB”) materials. While we would appreciate your consent to all of the uses listed below, please review and select all of the uses that you consent to below.

☐	Marketing: You consent to SVB’s use of Company’s name, logo and images provided to us in written and oral presentations, advertising, marketing and PR materials, professional lists, and Web sites.

☐	Deal Terms: You consent to SVB’s inclusion of the size and type of any loan or credit facility alongside your company’s name in any oral presentations, advertising, marketing and PR materials, customer lists, and Web sites.

☐	Reference: You consent to SVB’s use of Company and representatives’ names as a reference for SVB.

☐	Testimonial: You consent to SVB’s use of Company and representatives’ names and quotations in written and oral presentations, marketing and PR materials, and Web sites. Our practice is to send you a draft of any quotation concerning Company prior to publishing.

☐	News release: You consent to SVB’s use of Company’s name, trademarks, service marks, quotations, and images provided to us in the SVB’s news releases concerning Company. Our practice is to send you a draft of any news release concerning Company prior to publishing.

Logos: Please submit your company’s logo in:

•	Full color and black and white versions, with or without taglines, and

•	At least 300 dpi in EPS, TIF, or JPG formats - please do not send PDF or Web site logos.

Names: Please make sure to print the Company name, and any individual names and titles as you would like them displayed in materials or lists.

Company Name

You grant to SVB a limited license to use the information for the limited purposes above, which you can revoke upon written notice to SVB. The signer below acknowledges that he or she has authority to bind the Company to this consent. SVB will not be responsible for versions that were printed prior to receiving notice revoking any such consent. Company is solely responsible for defense and maintenance of its intellectual property.

Please return this completed form via email to logo@svb.com. If you have any questions, contact the SVB Marketing Department at 650.855.3079.

ACCEPTED AND AGREED ON BEHALF OF                                                                               (“COMPANY” OR “YOU”:

Name and Title	Signature	Date

Address

Phone Number	Email

Corporate Headquarters 3005 Tasman Drive Santa Clara, California 95054 U.S.A. Phone 408.654.7400 svb.com	© SVB Financial Group. All rights reserved. Member Federal Reserve System, SVB, SVB>Find a way, SVB Financial Group, and Silicon Valley Bank are registered trademarks. 13-12759. Rev. 03-15-13.